Exhibit 99.1

RC2 Corporation's 2003 Third Quarter
Performance Driven by Higher Margins and
Integration Cost Savings of Recent Acquisition

Bolingbrook, IL – October 29, 2003 – RC2 Corporation (NASDAQ:RCRC), formerly Racing Champions Ertl Corporation, today announced its results for the third quarter and nine months ended September 30, 2003. Net income increased by 63.0% to $16.2 million or $0.89 per diluted share in the 2003 third quarter as compared with $9.9 million or $0.58 per diluted share in the year ago third quarter. Net income for the nine months ended September 30, 2003 increased by 28.7% to $22.8 million or $1.27 per diluted share as compared with $17.7 million or $1.06 per diluted share for the nine months ended September 30, 2002. Net income for the third quarter and nine months ended September 30, 2003 include an income tax provision reduction of $1.8 million, or $0.10 per diluted share. This reduction in the income tax provision and accruals was based on the completion, during the third quarter of 2003, of an IRS audit of the fiscal years 1998 through 2000. Results include Learning Curve International, Inc. (Learning Curve) from March 1, 2003. As this acquisition was accounted for using the purchase method, results for periods prior to the acquisition effective date do not include any results for Learning Curve.

Third Quarter Operating Results
Net sales for the third quarter of 2003 increased by 37.1% to $97.7 million compared with $71.3 million for the third quarter a year ago. This sales increase was attributable to the addition of Learning Curve. Sales increases occurred in the traditional children’s toys and automotive, high performance and racing vehicle replicas categories, and were partially offset by decreases in other product categories. (Refer to the attached supplemental sales reporting schedule.) Gross margin increased to 54.6% from 53.1%, primarily due to a more favorable product sales mix in the third quarter of 2003 as compared with the same period last year. Selling, general and administrative expenses as a percentage of net sales were approximately 29.7% in both 2003 and 2002. Operating income increased to $24.3 million from $16.7 million in the prior year third quarter. As a percentage of net sales, operating income increased to 24.8% for the third quarter of 2003 from 23.4% for the third quarter of 2002, as a result of lowering discretionary spending as well as beginning to realize integration cost savings.

Year to Date Operating Results
Net sales for the nine months ended September 30, 2003 increased by 31.0% to $210.1 million compared with $160.4 million for the nine months ended September 30, 2002. Again, the sales increase between periods was attributable to the addition of Learning Curve. Sales increases occurred in the traditional children’s toys category and were partially offset by decreases in other product categories. (Refer to the attached supplemental sales reporting schedule.) Gross margin for the nine months ended September 30, 2003 decreased slightly to 52.4% as compared with 52.6% for the comparable period in 2002. Selling, general and administrative expenses as a percentage of net sales were 35.0% for the first nine months of 2003 as compared with 33.4% for the same period in 2002. The increase in selling, general and administrative expenses was primarily due to the addition of Learning Curve. Operating income increased to $36.6 million or 17.4% of net sales for the nine months ended September 30, 2003 as compared with $30.8 million or 19.2% of net sales for the nine months ended September 30, 2002.

Additional Third Quarter and Year to Date Sales Information
Consolidated net sales for the third quarter of 2003 decreased by 14.7% when compared to the pro forma consolidated third quarter 2002 net sales. Pro forma consolidated net sales for the nine months ended September 30, 2003, decreased by 10.6% when compared to pro forma consolidated net sales for the nine months ended September 30, 2002. Note that Learning Curve’s 2003 net sales are included in RC2 Corporation’s 2003 net sales from March 1, 2003 and that Learning Curve’s 2002 net sales are not included in RC2 Corporation’s 2002 net sales. The pro forma consolidated net sales assume that the Learning Curve acquisition occurred as of the beginning of the applicable period.

Commentary
Curt Stoelting, Chief Executive Officer, commented, “We were very pleased with our operating results in the third quarter, despite a continuation of a difficult retail sales environment. Customers have continued to follow conservative order management practices, which have impacted our third quarter and year-to-date sales. Since customers have continued to keep inventories lean, we expect to see more ordering of products closer to the holiday season than in prior years. However, we do not expect to see any significant changes in overall sales trends during the remainder of 2003.

“During the third quarter, we improved our sales mix, which resulted in a higher gross margin. We have intensified our efforts to de-emphasize lower margin product lines and focus on product lines with higher margins and higher potential growth.”

Stoelting added, “We have made excellent progress on our Learning Curve acquisition integration efforts. In the second quarter, we began realizing cost savings benefits and to date estimate that annualized integration cost savings of over $7 million have been achieved. We expect to achieve an additional $2 to $3 million in annualized integration cost savings during the remainder of this year and next year.

“We have also been pleased by the positive reaction of our key chain retail customers to our new 2004 product opportunities. At the Fall Mass Market Toy Expo in New York City last week, the feedback for our 2004 product lines was very positive. Additionally, we are excited about our recently announced all new Bob the Builder product lines, which we plan to begin shipping in 2005 under a long term, multiple-territory license from HIT Entertainment.”

Stoelting concluded, “We believe we are well-positioned as a company. Our success to date and our many future opportunities are a direct result of the hard work and dedication of our over 500 team members located in North America, Hong Kong, China, United Kingdom, Australia and Germany. Our team has broadened our product lines, customer base and licensing profile and has built a solid foundation for future growth and expansion of our business. As the economy and retail sales environment improve, we expect additional increases in the Company’s operating performance in 2004 and 2005.”

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Other Recent Events
Today, October 29, there was a fire at a third-party warehouse in the United Kingdom in which the Company leases space for inventory of certain Learning Curve branded products. The Company is still evaluating the extent of the damage to its inventory in the warehouse, but currently expects that all of the inventory stored there, which approximates a cost of $0.6 million, was destroyed. The Company has additional inventory in another third-party warehouse in the United Kingdom. Depending on how quickly additional product can be sourced or re-located from other locations, this fire may have an impact on net sales and expenses in the United Kingdom during the fourth quarter. The Company believes that insurance should cover substantially all of its losses relating to the fire, including lost income and additional expenses incurred to source or re-locate product.

Financial Outlook
The 2003 outlook remains unchanged from the outlook detailed in earlier earnings releases this year. Sales and profit increases are dependent on a number of factors including continued success and expansion of existing product lines and successful introduction of new products and product lines and are impacted by overall economic conditions including consumer retail spending and shifts in the timing of that spending and the timing of retailer orders and ship dates. As previously stated, we expect 2003 earnings per share, which now includes the $0.10 per share income tax provision reduction, to range from $1.85 to $1.94. For 2004, the Company plans to introduce additional new products and expects to increase profits by further leveraging operating expenses and by reducing interest expense, which could allow earnings per share to grow faster than net sales. We also anticipate that any improvement in the economy and, in particular, retail sales would be beneficial to the Company’s operating performance.

Executive Stock Sale Plans
During the current year, certain founders of the Company have put in place pre-approved 10b5-1 stock sale plans to sell a portion of their holdings in the Company’s stock over a designated period of time. Expiration dates for these plans occur throughout 2004. Key members of management have also implemented pre-approved stock sale plans during the third quarter, under which they will be able to exercise a portion of their stock options which expire over the next few years and sell the related shares over approximately nine months.

Company Description
RC2 (www.rc2corp.com) is a leading producer and marketer of high quality, innovative collectibles and toys targeted at adult collectors and children, as measured by sales and brand recognition. The Company’s diverse product offerings include: agricultural, construction and outdoor sports vehicle replicas; automotive, high performance and racing vehicle replicas; traditional children’s toys; sports trading cards and racing apparel and souvenirs; and collectible figures. These products are sold under the Company’s market-focused brand names, including Racing Champions®, Ertl®, Ertl Collectibles®, Learning Curve, American Muscle™, AMT®, W. Britain®, Press Pass®, Eden™, Feltkids® and JoyRide Studios™. The Company supports its brands and enhances the authenticity of its products by linking them with highly recognized licensed properties from John Deere, Harley-Davidson, HIT Entertainment, Lamaze, Case, Polaris, Honda, Caterpillar, Ford, GM, DaimlerChrysler, NASCAR, NHRA, Texaco, Universal Studios, Warner Brothers, DIC Entertainment, Nintendo, Sega, Electronic Arts and Microsoft. The Company’s products are marketed through multiple channels of distribution, including chain retailers, specialty and hobby wholesalers and retailers, OEM dealers, corporate accounts for promotional purposes and direct to consumers. The Company sells through more than 20,000 retail outlets located in North America, Europe and Asia Pacific.

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Earnings Conference Call Information
The Company’s quarterly earnings conference call will be held at 4:45 p.m. EST on Wednesday, October 29, and is available live and in replay to all analysts/investors through a webcast service. To listen to the live call, go to www.companyboardroom.com   or   www.vcall.com at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on CCBN and VCALL.

Forward-looking Statements
Certain statements contained in this release contain "forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "could," "expect," "intend," "may,'' "plans," "potential," “target,” "should," "will," “could” and "would." Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following: the Company may experience difficulties in integrating its acquisition of Learning Curve; the Company may not be able to manufacture, source and ship new and continuing products on a timely basis; the Company is dependent upon timely shipping of product and unloading of product through West Coast ports as well as timely rail/truck delivery to the Company’s warehouse and/or customers’ warehouses; customers and consumers may not accept those products at prices sufficient for the Company to profitably recover development, manufacturing, marketing, royalty and other costs; the inventory policies of retailers, together with increased reliance by retailers on quick response inventory management techniques, may increase the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight shipping schedules; competition in the markets for the Company's products may increase significantly; the Company is dependent upon continuing licensing arrangements with vehicle manufacturers, agricultural equipment manufacturers, major race sanctioning bodies, race team owners, drivers, sponsors, agents and other licensors; the Company may experience unanticipated negative results of litigation; the Company relies upon a limited number of independently owned factories located in China to manufacture a significant portion of its vehicle replicas and certain other products; the Company is dependent upon the continuing willingness of leading retailers to purchase and provide shelf space for the Company's products; and general economic conditions in the Company's markets. Such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

- Tables to Follow -

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RC2 Corporation and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share data)

	Three Months ended September 30,		Nine Months ended September 30,
	2003	2002	2003	2002

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$97,711	$71,277	$210,122	$160,370
Cost of sales (1)	44,373	33,450	100,016	76,010

Gross profit	53,338	37,827	110,106	84,360
Selling, general and administrative expenses (1)	29,065	21,164	73,481	53,546

Operating income	24,273	16,663	36,625	30,814
Interest expense, net	1,072	194	2,492	1,849
Other expense (income)	(100)	(53)	119	(562)

Income before income taxes	23,301	16,522	34,014	29,527
Income tax expense	7,138	6,609	11,209	11,811

Net income	$16,163	$9,913	$22,805	$17,716

 (1)  Depreciation expense was approximately $3.2 million and $2.2 million for the quarters ended September 30, 2003 and 2002, respectively. Depreciation expense was approximately $8.9 million and $6.7 million for the nine months ended September 30, 2003 and 2002, respectively.

EPS:
Net income per share
Basic	$0.94	$0.60	$1.34	$1.12
Diluted	$0.89	$0.58	$1.27	$1.06
Weighted average shares outstanding
Basic	17,145	16,460	16,986	15,818
Diluted	18,224	17,234	17,992	16,745

Selected Consolidated Balance Sheet Data

	September 30, 2003	June 30, 2003	September 30, 2002
	(Unaudited)	(Unaudited)	(Unaudited)

Cash and cash equivalents	$13,584	$16,772	$18,757
Trade accounts receivable, net	77,126	48,805	45,806
Inventory	48,708	50,821	25,703
Accounts payable and accrued expenses	57,633	46,920	46,536
Line of credit	57,000	57,000	27,000
Term loan	60,000	60,000	-
Stockholders' equity	$202,241	$186,190	$164,861

General Notes:

(a) Results for 2003 include the results of Learning Curve International, Inc. from March 1, 2003.
     As this acquisition was accounted for using the purchase method, periods prior to the acquisition effective date do not include any results for Learning Curve.
(b) The Selected Consolidated Balance Sheet Data as of September 30, 2002 does not include data for Learning Curve.
(c) Certain prior year amounts have been reclassified to conform to the current year presentation.

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RC2 Corporation and Subsidiaries
Supplemental Sales Reporting

(in thousands) (unaudited)
Net sales by Category:	Quarter ended September 30, 2003	Quarter ended September 30, 2002	Nine months ended September 30, 2003	Nine months ended September 30, 2002

Automotive, high performance and racing vehicle replicas	$22,028	$21,597	$55,741	$59,308
Traditional children’s toys	44,756	14,225	86,926	27,931
Agricultural, construction and outdoor sports vehicle replicas	20,881	23,808	37,528	42,011
Sports trading cards and racing apparel and souvenirs	7,095	8,399	22,680	24,516
Collectible figures	1,805	2,832	4,846	5,523
Other	1,146	416	2,401	1,081

Net sales	$97,711	$71,277	$210,122	$160,370
Net sales by Channel:
Chain retailers	$48,494	$31,674	$94,583	$61,038
Specialty and hobby wholesalers and retailers	25,864	15,947	69,069	45,731
OEM dealers	12,907	13,259	23,508	26,451
Corporate promotional	6,067	5,926	12,050	15,385
Direct to consumers	3,304	4,138	8,712	10,861
Other	1,075	333	2,200	904

Net sales	$97,711	$71,277	$210,122	$160,370

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